As filed with the Securities and Exchange Commission on February 14, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ArcSight, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	52-2241535
(State or Other Jurisdiction	(I.R.S. Employer
of Incorporation or Organization)	Identification No.)
5 Results Way
Cupertino, California 95014
(Address of Principal Executive Offices) (Zip Code)
2000 Stock Incentive Plan
2002 Stock Plan, as amended
(Full Title of the Plan)

Robert W. Shaw
Chief Executive Officer and
Chairman of the Board
ArcSight, Inc.
5 Results Way
Cupertino, California 95104
(Name and Address of Agent For Service)
(408) 864-2600
(Telephone Number, including area code, of agent for service)

Please send copies of all communications to:

Trâm T. Phi, Esq.	David A. Bell, Esq.
Vice President and General Counsel	Michael A. Brown, Esq.
ArcSight, Inc.	Fenwick & West LLP
5 Results Way	801 California Street
Cupertino, California 95014	Mountain View, California 94041
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of Securities	Amount To Be	Offering Price	Aggregate Offering	Amount of
To Be Registered	Registered	Per Unit	Price	Registration Fee
Common Stock, $0.00001 par value per share	1,268,750 (1)	$9.00 (2)	$11,418,750.00 (2)	$448.76

(1)	Represents shares of the Registrant’s Common Stock being registered for resale that have been issued previously pursuant to the exercise of stock options granted under the 2000 Stock Incentive Plan (the “2000 Plan”) and the 2002 Stock Plan, as amended (the “2002 Plan” and together with the 2000 Plan, the “Plans”) to the stockholders named in this Registration Statement.

(2)	Estimated pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based on the initial public offering price of the Registrant’s Common Stock as set forth in the Registrant’s prospectus filed with the Securities and Exchange Commission (the “SEC”) on February 14, 2008 pursuant to Rule 424(b) under the Securities Act.

EXPLANATORY NOTE
Under cover of this Registration Statement on Form S-8 is a prospectus for Common Stock of ArcSight, Inc. (“Common Stock”) prepared in accordance with Part I of Form S-3 under the Securities Act. This prospectus has been prepared pursuant to General Instruction C of Form S-8, in accordance with the requirements of Part I of Form S-3, and may be used for reoffers and resales on a continuous or delayed basis in the future of up to an aggregate of 1,268,750 shares of Common Stock that have been issued to certain current officers of ArcSight, Inc. prior to the filing of this Form S-8 Registration Statement.
This Registration Statement on Form S-8 relates to the reoffer and resale of 1,268,750 shares of Common Stock previously issued pursuant to the exercise of options under the Plans to the stockholders named in the resale prospectus included in this Registration Statement on Form S-8 as described above.
The holders of all of the shares of Common Stock that are being registered in this Registration Statement on Form S-8 are subject to lock-up agreements or market standoff provisions that prohibit them from offering for sale, selling, granting any option for the sale of, transferring or otherwise disposing of such shares for a period of at least 180 days as described in “Shares Eligible for Future Sale—Lock-Up Agreements” in ArcSight, Inc.’s prospectus filed on February 14, 2008 with the SEC.

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is accurate only as of its date, regardless of its time of delivery or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.
     Except where the context requires otherwise, in this prospectus “Company,” “ArcSight,” “Registrant,” “we,” “us” and “our” refer to ArcSight, Inc., and where appropriate, its subsidiaries.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information. (1)
Item 2. Registrant Information and Employee Plan Annual Information. (1)
(1)	Information required by Part I to be contained in the Section 10(a) prospectus for the Plans is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

A prospectus prepared pursuant to General Instruction C of Form S-8 in accordance with the requirements of Part I of Form S-3, which covers reoffers and resales on a continuous delayed basis of 1,268,750 shares of Common Stock previously issued to the stockholders named in this Registration Statement pursuant to the exercise of option grants under the Plans is set forth below.

PROSPECTUS
ArcSight, Inc.
1,268,750 SHARES
COMMON STOCK, PAR VALUE $0.00001
     This prospectus relates to 1,268,750 shares of common stock of ArcSight, Inc. (“ArcSight” or the “Company”) that may be offered from time to time by certain stockholders named in this prospectus (the “Stockholders”), by their pledges or donees or by other transferees who receive these shares of common stock in transfers other than public sales, for their own accounts. Each of the Stockholders acquired these shares of common stock pursuant to the exercise of option grants previously issued under the ArcSight, Inc. 2000 Stock Incentive Plan and ArcSight, Inc. 2002 Stock Plan, as amended.
     The Stockholders may sell the shares in the open market at prevailing market prices on The NASDAQ Global Market, or in private transactions at negotiated prices. The Stockholders may sell the shares directly, or may sell them through underwriters, brokers or dealers. ArcSight will receive no part of the proceeds from sales made under this prospectus. ArcSight is paying the expenses incurred in registering these shares, but all selling and other expenses incurred by each of the Stockholders will be borne by that Stockholder.
     Each Stockholder and any participating broker or dealer may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), in which event any profit on the sale of shares by the Stockholder and any commissions or discounts received by those brokers or dealers may be deemed to be underwriting compensation under the Securities Act.
     ArcSight’s common stock is traded on The NASDAQ Global Market under the symbol “ARST.”
     See “Risk Factors” beginning on page I-5 to read about factors you should consider before buying shares of the common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 14, 2008

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA
     This prospectus includes forward-looking statements. All statements contained in this prospectus other than statements of historical fact, including statements regarding our future results of operations and financial position, our business strategy and plans and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend” and “expect” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors.” In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.
     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of these forward-looking statements after the date of this prospectus or to conform these statements to actual results or revised expectations.
     This prospectus also contains or incorporates by reference estimates and other information concerning our industry, including market size and growth rates of the markets in which we participate, that we obtained from industry publications, surveys and forecasts. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors including those described in “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these publications, surveys and forecasts.

THE COMPANY
     We are a leading provider of security and compliance management solutions that intelligently mitigate business risk for enterprises and government agencies. Much like a “mission control center,” our ArcSight ESM platform delivers a centralized, real-time view of disparate digital alarms, alerts and status messages, which we refer to as events, across geographically dispersed and heterogeneous business and technology infrastructures. Our software correlates massive numbers of events from thousands of security point solutions, network and computing devices and applications, enabling intelligent identification, prioritization and response to external threats, insider threats and compliance and corporate policy violations. We also provide complementary software that delivers pre-packaged analytics and reports tailored to specific security and compliance initiatives, as well as appliances that streamline threat response, event log archiving and network configuration.
     We have designed our platform to support the increasingly complex business and technology infrastructure of our customers. As of October 31, 2007, we had sold our products to more than 400 customers across a number of industries and government agencies in the United States and internationally, including companies in the Fortune Top 5 of the aerospace and defense, energy and utilities, financial services, food production and services, healthcare, high technology, insurance, media and entertainment, retail and telecommunications industries, and more than 20 major U.S. government agencies.
     As enterprises and government agencies increasingly utilize an interconnected information technology and business infrastructure to enhance efficiency, exchange information and conduct business with partners, customers and suppliers, these organizations expose their infrastructure and data to heightened security risks and are subject to increasing compliance requirements. The large number of heterogeneous devices and applications in a geographically distributed corporate infrastructure generates a massive amount of event data that is challenging to monitor or analyze at an enterprise-wide scale for security vulnerabilities and compliance violations. Vendor-specific management consoles and traditional systems management tools are limited in scope or are not equipped to handle a large volume of data. In addition, organizations have difficulty identifying events that are threatening in nature because they are unable to distinguish threats from the “white noise” of normal event activity, to recognize risks by correlating events reported by disparate systems, to understand the context in which the events arise or to appropriately prioritize responses according to risk level or corporate policy.
     The need for a highly scalable, holistic and intelligent solution that can help organizations address these challenges in real-time is growing. The market for security and compliance management solutions today includes security information and event management, forensics and incident investigation, policy and compliance management and network change and configuration management.
     We were incorporated in Delaware on May 3, 2000 as Wahoo Technologies, Inc. On March 30, 2001, we changed our name to ArcSight, Inc. Our principal executive offices are located at 5 Results Way, Cupertino, California 95014, and our telephone number is (408) 864-2600. Our website address is www.arcsight.com. The information on, or that can be accessed through, our website is not part of this prospectus.
     “ArcSight” and the ArcSight logo are registered trademarks of ArcSight in the United States and in some other countries. Where not registered, these marks and “ArcSight Console,” “ArcSight Manager,” “ArcSight Web,” “FlexConnector,” “Logger,” “NCM” “SmartConnector” and “TRM” are trademarks of ArcSight. Other service marks, trademarks and tradenames referred to in this prospectus are the property of their respective owners.

RISK FACTORS
     Investing in our common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described below, together with all of the other information in this prospectus, before deciding to purchase shares of our common stock. If any of the following risks occurs, our business, financial condition, results of operations and future prospects could be materially and adversely affected. In that event, the market price of our common stock could decline and you could lose part or even all of your investment.
Risk Related to Our Business and Industry
     We have a limited operating history in an emerging market and a history of losses, and we are unable to predict the extent of any future losses or when, if ever, we will achieve profitability in the future.
     We launched our ESM products in January 2002, our TRM and NCM products in June 2006 and our Logger product in December 2006. Because we have a limited operating history, and the market for our products is rapidly evolving, it is difficult for us to predict our operating results and the ultimate size of the market for our products. We have a history of losses from operations, incurring losses from operations of $16.8 million and $0.3 million for the fiscal years ended April 30, 2006 and 2007, respectively. As of October 31, 2007, our accumulated deficit was $48.0 million. We expect our operating expenses to increase over the next several years as we hire additional sales and marketing personnel, expand our channel sales program and develop our technology and new products. In addition, as a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. If our revenues do not increase to offset these expected increases in operating expenses, we will continue to incur significant losses and will not become profitable. Our historical revenue growth has been inconsistent, reflects fluctuations not related to performance and should not be considered indicative of our future performance. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Sources of Revenue, Cost of Revenues and Operating Expenses” in our prospectus filed on February 14, 2008 with the Securities and Exchange Commission, or SEC. Further, in future periods, our revenues could decline and, accordingly, we may not be able to achieve profitability and our losses may increase. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a consistent basis, which may result in a decline in our common stock price.
     Our future operating results may fluctuate significantly and may not be a good indication of our future performance.
     Our revenues and operating results could vary significantly from period to period as a result of a variety of factors, many of which are outside of our control. As a result, comparing our revenues and operating results on a period-to-period basis may not be meaningful, and you should not rely on our past results as an indication of our future performance. For example, revenues in fiscal 2006 and prior years excluded revenues related to multiple element sales transactions consummated in that year that were deferred because we did not have vendor-specific objective evidence of fair value, or VSOE, for some product elements that were not delivered in the fiscal year of the transaction. In fiscal 2007, we either delivered these product elements, or we and our customers amended the contractual terms of these sales transactions to remove the undelivered product elements. Fiscal 2007 revenues included a substantial portion of the revenues so deferred from fiscal 2006, as well as a small amount of revenues similarly deferred from prior years. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Sources of Revenues, Cost of Revenues and Operating Expenses” in the Prospectus. We expect that in future periods the comparison of revenues period-to-period will not be favorably impacted to the same extent by similar transactions consummated in fiscal 2007 and prior periods. We may not be able to accurately predict our future revenues or results of operations. We base our current and future expense levels on our operating plans and sales forecasts, and our operating costs are relatively fixed in the short term. As a result, we may not be able to reduce our costs sufficiently to compensate for an unexpected shortfall in revenues, and even a small shortfall in revenues could disproportionately and adversely affect financial results for that quarter. In addition, we recognize revenues from sales to some customers or resellers when cash is received, which may be delayed because of changes or issues with those customers or resellers. If our revenues or operating results fall below the expectations of investors or any securities analysts that may choose to cover our stock, the price of our common stock could decline substantially.

     In addition to other risk factors listed in this section, factors that may affect our operating results include:
•	the timing of our sales during the quarter, particularly since a substantial majority of our sales occurs in the last few weeks of the quarter and loss or delay of a few large contracts may have a significant adverse impact on our operating results;

•	changes in the mix of revenues attributable to higher-margin revenues from ESM products as opposed to lower-margin revenues from sales of our appliance products;

•	changes in the renewal rate of maintenance agreements;

•	our ability to estimate warranty claims accurately;

•	the timing of satisfying revenue recognition criteria, including establishing VSOE for new products and maintaining VSOE for maintenance and services;

•	the budgeting, procurement and work cycles of our customers, including customers in the public sector, which may cause seasonal variation as our business and the market for security and compliance management software solutions matures; and

•	general economic conditions, both domestically and in our foreign markets, and economic conditions specifically affecting industries in which our customers participate, such as financial services.
     Our sales cycle is long and unpredictable, and our sales efforts require considerable time and expense. As a result, our revenues are difficult to predict and may vary substantially from quarter to quarter, which may cause our operating results to fluctuate.
     Our operating results may fluctuate, in part, because of the intensive nature of our sales efforts, the length and variability of the sales cycle of our ESM product and the short-term difficulty in adjusting our operating expenses. Because decisions to purchase products such as our ESM product involve significant capital commitments by customers, potential customers generally have our software evaluated at multiple levels within an organization, each often having specific and conflicting requirements. Enterprise customers make product purchasing decisions based in part on factors not directly related to the features of the products, including but not limited to the customers’ projections of business growth, capital budgets and anticipated cost savings from implementation of the software. As a result of these factors, licensing our software products often requires an extensive sales effort throughout a customer’s organization. In addition, we have limited experience with sales of our TRM, Logger and NCM products. In particular, sales of our TRM and NCM products and to some extent our Logger product involve approvals from different functional areas of an organization than our ESM product. As a result, the sales cycle for these products may be lengthy or may vary significantly. Our sales efforts involve educating our customers, who are often relatively unfamiliar with our products and the value of our products, including their technical capabilities and potential cost savings to the organization. We spend substantial time, effort and money in our sales efforts without any assurance that our efforts will produce any sales.
     The length of our sales cycle, from initial evaluation to delivery of software, tends to be long and varies substantially from customer to customer. Our sales cycle is typically three to six months but can extend to more than a year for some sales. We typically recognize a substantial majority of our product revenues in the last few weeks of a quarter. It is difficult to predict exactly when, or even if, we will actually make a sale with a potential customer. As a result, large individual sales have, in some cases, occurred in quarters subsequent to those we anticipated, or have not occurred at all. The loss or delay of one or more large product transactions in a quarter could impact our operating results for that quarter and any future quarters into which revenues from that transaction are delayed. As a result of these factors, it is difficult for us to accurately forecast product revenues in any quarter. Because a substantial portion of our expenses are relatively fixed in the short term, our operating results will suffer if revenues fall below our expectations in a particular quarter, which could cause the price of our common stock to decline significantly.

     If we fail to further develop and manage our distribution channels, our revenues could decline and our growth prospects could suffer.
     We derive a portion of our revenues from sales of our products and related services through channel partners, such as resellers and systems integrators. In particular, systems integrators are an important source of sales leads for us in the U.S. public sector, as government agencies often rely on them to meet information technology, or IT, needs. We also use resellers to augment our internal resources in international markets and, to a lesser extent, domestically. We may be required by our U.S. government customers to utilize particular resellers that may not meet our criteria for creditworthiness, and revenues from those resellers may not be recognizable until receipt of payment. We also anticipate that we will derive a substantial portion of our TRM, Logger and NCM sales through channel partners, including parties with which we have not yet developed relationships. We expect that channel sales will represent a substantial portion of our U.S. government and international revenues for the foreseeable future and, we believe, a growing portion of our U.S. commercial revenues. We may be unable to recruit additional channel partners and successfully expand our channel sales program. If we do not successfully execute our strategy to increase channel sales, particularly to further penetrate the mid-market and sell our appliance products, our growth prospects may be materially and adversely affected.
     Our agreements with our channel partners are generally non-exclusive and many of our channel partners have more established relationships with our competitors. If our channel partners do not effectively market and sell our products, if they choose to place greater emphasis on products of their own or those offered by our competitors, or if they fail to meet the needs of our customers, our ability to grow our business and sell our products may be adversely affected, particularly in the public sector, the mid-market and internationally. Similarly, the loss of a substantial number of our channel partners, which may cease marketing our products and services with limited or no notice and with little or no penalty, and our possible inability to replace them, the failure to recruit additional channel partners, or any reduction or delay in their sales of our products and services or conflicts between channel sales and our direct sales and marketing activities could materially and adversely affect our results of operations. In addition, changes in the proportion of our revenues attributable to sales by channel partners, which are more likely than direct sales to involve collectibility concerns at the time of contract execution and product delivery, may cause our operating results to fluctuate from period to period.
     We have limited experience with sale, manufacture, delivery, service and support of our TRM, Logger and NCM products, and we may be unable to successfully forecast demand or fulfill orders for these appliance products.
     We introduced our appliance-based products in fiscal 2007. Prior to that time, we offered only software products and related services, and as a result have limited experience with sales of appliance-based products. Fulfillment of sales of our appliance products involves hardware manufacturing, inventory, import certification and return merchandise authorization processes with which we have limited experience. For example, if we fail to accurately predict demand and maintain insufficient hardware inventory or excess inventory, we may be unable to timely deliver ordered products or may have substantial inventory expense. In addition, if our equipment vendor fails to manufacture our appliance products or fulfill orders in required volumes, in a timely manner, at a sufficient level of quality, or at all, we may be unable to fulfill customer orders and our operating results may fluctuate from period to period. If we underestimate warranty claims for our appliance products, our operating expenses may be higher than we anticipate, which in turn may adversely affect our results of operations. In addition, if we change our hardware configuration or manufacturer, some countries may require us to reinitiate their import certification process. Because our appliance products are new, we have limited experience with warranty claims, resulting in limited ability to forecast warranty expense. If we are unable to successfully perform these functions or develop a relationship with a fulfillment partner that does so for us, our sales, operating results and financial condition may be harmed.
     Because we derive a substantial majority of our revenues from ArcSight ESM and related products and services, any failure of this product to satisfy customer demands or to achieve increased market acceptance will harm our business, operating results, financial condition and growth prospects.
     We have derived substantially all of our product revenues from ArcSight ESM and related products. We expect this to continue for the foreseeable future. For example, in fiscal 2007, sales of such products represented 89% of product revenues, with the balance coming from transactions that included both our ESM products and our appliance products or included only appliance products. Prior to fiscal 2007, all of our revenues related to our ESM products. As a result, although we introduced our complementary appliance products in fiscal 2007 to more fully serve the enterprise security and compliance management market, our revenues and operating results will continue to depend substantially on the demand for our ArcSight ESM product. Demand for ArcSight ESM is affected by a number of factors beyond our control, including the timing of development and release of new products by us and our competitors, technological change, and lower-than-expected growth or a contraction in the worldwide market for enterprise security and compliance management solutions or other risks described in this prospectus. If we are unable to continue to meet customer demands or to achieve more widespread market acceptance of ArcSight ESM, our business, operating results, financial condition and growth prospects will be adversely affected.
     If we are unable to successfully market our recently introduced products, successfully develop new products, make enhancements to our existing products or expand our offerings into new markets, our business may not grow and our operating results may suffer.
     We introduced our TRM, Logger and NCM products in fiscal 2007 and are currently developing new versions of these products and our ESM platform, as well as new complementary products. Our growth strategy and future financial performance will depend, in part, on our ability to market and sell these products and to diversify our offerings by successfully developing, timely introducing and gaining customer acceptance of new products.
     The software in our products is especially complex because it must recognize, effectively interact with and manage a wide variety of devices and applications, and effectively identify and respond to new and increasingly sophisticated security threats and other risks, while not impeding the high network performance demanded by our customers. The typical development cycle for a patch to our ESM software is one to three months, a service pack is four to six months and a new version or major sub-version is 12 to 18 months. Customers and industry analysts expect speedy introduction of software to respond to new threats and risks and to add new functionality, and we may be unable to meet these expectations. Since developing new products or new versions of, or add-ons to, existing products is complex, the timetable for their commercial release is difficult to predict and may vary from our historical experience, which could result in delays in their introduction from anticipated or announced release dates. We may not offer updates as rapidly as new threats affect our customers. If we do not quickly respond to the rapidly changing and rigorous needs of our customers by developing and introducing on a timely basis new and effective products, upgrades and services that can respond adequately to new security threats, our competitive position, business and growth prospects will be harmed.
     Diversifying our product offerings and expanding into new markets will require significant investment and planning, will bring us more directly into competition with software providers that may be better established or have greater resources than we do, may complicate our relationships with channel and strategic partners and will entail significant risk of failure. Sales of our Logger product and other products that we may develop and market may reduce revenues of our flagship ESM product and our overall margin by offering a subset of features or capabilities at a reduced price with a lower gross margin. Moreover, increased emphasis on the sale of our appliance products, add-on products or new product lines could distract us from sales of our core ArcSight ESM offering, negatively affecting our overall sales. If we fail or delay in diversifying our existing offerings or expanding into new markets, or we are unsuccessful competing in these new markets, our business, operating results and prospects may suffer.
     If we are not able to maintain and enhance our brand, our business and operating results may be harmed.
     We believe that maintaining and enhancing our brand identity is critical to our relationships with, and to our ability to attract, new customers and partners. The successful promotion of our brand will depend largely upon our marketing and public relations efforts, our ability to continue to offer high-quality products and services, and our ability to successfully differentiate our products and services from those of our competitors, especially to the extent that our competitors integrate or bundle competitive offerings with a broader array of products and services that they may offer. Our brand promotion activities may not be successful or yield increased revenues. In addition, extension of our brand to products and uses different from our traditional products and services may dilute our brand, particularly if we fail to maintain the quality of our products and services in these new areas. Moreover, it may be difficult to maintain and enhance our brand in connection with sales through channel or strategic partners. The promotion of our brand will require us to make substantial expenditures, and we anticipate that the expenditures will increase as our market becomes more competitive and as we expand into new markets. To the extent that these activities yield increased revenues, these revenues may not offset the expenses we incur. If we do not successfully maintain and enhance our brand, our business may not grow, we may have reduced pricing power relative to competitors with stronger brands, and we could lose customers and channel partners, all of which would harm our business, operating results and financial condition.
     In addition, independent industry analysts often provide reviews of our products and services, as well as those of our competitors, and perception of our products in the marketplace may be significantly influenced by these reviews. We have no control over what these industry analysts report, and because industry analysts may influence current and potential customers, our brand could be harmed if they do not provide a positive review of our products and services or view us as a market leader.
     We face intense competition in our market, especially from larger, better-known companies, and we may lack sufficient financial or other resources to maintain or improve our competitive position.
     The market for enterprise security and compliance management, log archiving and response products is intensely competitive, and we expect competition to increase in the future. A significant number of companies have developed, or are developing, products that currently, or in the future are likely to, compete with some or all of our products. We may not compete successfully against our current or potential competitors, especially those with significantly greater financial resources or brand name recognition. Companies competing with us may introduce products that are more competitively priced, have greater performance or functionality or incorporate technological advances that we have not yet developed or implemented.
     Our competitors include large software companies, software or hardware network infrastructure companies, smaller software companies offering more narrowly focused enterprise security and compliance management, log archiving and response products and small and large companies offering point solutions that compete with components of our platform or individual products offered by us. Existing competitors for a security and compliance management software platform solution such as our ESM platform primarily are specialized, privately-held companies, such as Intellitactics and NetForensics, as well as larger companies such as CA and Symantec, and EMC, IBM and Novell, through their acquisitions of Network Intelligence, Micromuse and Consul, and e-Security, respectively. Competitors for sales of our TRM and NCM products include: privately-held companies that provide network configuration management products, such as Alterpoint and Voyence; larger providers of IT automation software products, such as Opsware, which was recently acquired by Hewlett-Packard; and diversified IT security vendors. Current competitors for sales of our Logger product include specialized, privately-held companies, such as LogLogic and Sensage. In addition to these current competitors, we expect to face competition for our appliance products from existing large, diversified software and hardware companies, from specialized, smaller companies and from new companies that may seek to enter this market.
     A greater source of competition is represented by the custom efforts undertaken by potential customers to analyze and manage the information produced from their existing devices and applications to identify and remediate threats. Many companies, in particular large corporate enterprises, have developed internally software that is an alternative to our enterprise security and compliance management, log archiving and response products. Wide adoption of our Common Event Format, which we are promoting as a standard for event logs generated by security and other products, may facilitate this internal development. It may also allow our competitors to offer products with a degree of compatibility similar to ours or may facilitate new entrants into our business. New competitors may emerge and rapidly acquire significant market share due to factors such as greater brand name recognition, larger installed customer bases and significantly greater financial, technical, marketing and other resources and experience. If these new competitors are successful, we would lose market share and our revenues would likely decline.
     Mergers or consolidations among these competitors, or acquisitions of our competitors by large companies, present heightened competitive challenges to our business. For example, in recent years IBM has acquired Internet Security Systems, Inc., Micromuse and Consul, Novell acquired e-Security, EMC acquired Network Intelligence and Hewlett-Packard acquired Opsware. We believe that the trend toward consolidation in our industry will continue. These acquisitions will make these combined entities potentially more formidable competitors to us if their products and offerings are effectively integrated. Continued industry consolidation may impact customers’ perceptions of the viability of smaller or even medium-sized software firms and consequently customers’ willingness to purchase from those firms.

     Many of our existing and potential competitors enjoy substantial competitive advantages, such as:
•	greater name recognition and longer operating histories;

•	larger sales and marketing budgets and resources;

•	the capacity to leverage their sales efforts and marketing expenditures across a broader portfolio of products;

•	broader distribution and established relationships with distribution partners;

•	access to larger customer bases;

•	greater customer support;

•	greater resources to make acquisitions;

•	lower labor and development costs; and

•	substantially greater financial, technical and other resources.
As a result, they may be able to adapt more quickly and effectively to new or emerging technologies and changing opportunities, standards or customer requirements. In addition, these companies have reduced, and could continue to reduce, the price of their enterprise security and compliance management, log archiving and response products and managed security services, which intensifies pricing pressures within our market.
     Increased competition could result in fewer customer orders, price reductions, reduced operating margins and loss of market share. Our larger competitors also may be able to provide customers with different or greater capabilities or benefits than we can provide in areas such as technical qualifications, geographic presence, the ability to provide a broader range of services and products, and price. In addition, large competitors may have more extensive relationships within large enterprises, the federal government or foreign governments, which may provide them with an advantage in competing for business with those potential customers. Our ability to compete will depend upon our ability to provide better performance than our competitors at a competitive price. We may be required to make substantial additional investments in research, development, marketing and sales in order to respond to competition, and we cannot assure you that we will be able to compete successfully in the future.
     We may not be able to compete effectively with companies that integrate or bundle products similar to ours with their other product offerings.
     Many large, integrated software companies offer suites of products that include software applications for security and compliance management. In addition, hardware vendors, including diversified, global concerns, offer products that address the security and compliance needs of the enterprises and government agencies that comprise our target market. Further, several companies currently sell software products that our customers and potential customers have broadly adopted, which may provide them a substantial advantage when they sell products that perform functions substantially similar to some of our products. Competitors that offer a large array of security or software products may be able to offer products or functionality similar to ours at a more attractive price than we can by integrating or bundling them with their other product offerings. The trend toward consolidation in our industry increases the likelihood of competition based on integration or bundling. Customers may also increasingly seek to consolidate their enterprise-level software purchases with a small number of larger companies that can purport to satisfy a broad range of their requirements. If we are unable to sufficiently differentiate our products from the integrated or bundled products of our competitors, such as by offering enhanced functionality, performance or value, we may see a decrease in demand for those products, which would adversely affect our business, operating results and financial condition. Similarly, if customers seek to concentrate their software purchases in the product portfolios of a few large providers, we may be at a competitive disadvantage.

     We face risks related to customer outsourcing to managed security service providers.
     Some of our customers have outsourced the management of their IT departments or the network security operations function to large system integrators or managed security service providers, or MSSPs. If this trend continues, our established customer relationships could be disrupted and our products could be displaced by alternative system and network protection solutions offered by system integrators or MSSPs. Significant product displacements could impact our revenues and have a negative effect on our business. While to date we have developed a number of successful relationships with MSSPs, they may develop or acquire their own technologies rather than purchasing our products for use in provision of managed security services.
     Our business depends, in part, on sales to the public sector, and significant changes in the contracting or fiscal policies of the public sector could have a material adverse effect on our business.
     We derive a portion of our revenues from contracts with federal, state, local and foreign governments and government agencies, and we believe that the success and growth of our business will continue to depend on our successful procurement of government contracts. For example, we have historically derived, and expect to continue to derive, a significant portion of our revenues from sales to agencies of the U.S. federal government, either directly by us or through systems integrators and other resellers. In fiscal 2006 and 2007, we derived 38% and 32% of our revenues, respectively, from contracts with agencies of the U.S. federal government. Accordingly:
•	changes in fiscal or contracting policies or decreases in available government funding;

•	changes in government programs or applicable requirements;

•	the adoption of new laws or regulations or changes to existing laws or regulations;

•	changes in political or social attitudes with respect to security issues;

•	potential delays or changes in the government appropriations process; and

•	delays in the payment of our invoices by government payment offices could cause governments and governmental agencies to delay or refrain from purchasing the products and services that we offer in the future or otherwise have an adverse effect on our business, financial condition and results of operations.
     Failure to comply with laws or regulations applicable to our business could cause us to lose U.S. government customers or our ability to contract with the U.S. government.
     We must comply with laws and regulations relating to the formation, administration and performance of U.S. government contracts, which affect how we and our channel partners do business in connection with U.S. federal agencies. These laws and regulations may impose added costs on our business, and failure to comply with these or other applicable regulations and requirements, including non-compliance in the past, could lead to claims for damages from our channel partners, penalties, termination of contracts and suspension or debarment from government contracting for a period of time. Any such damages, penalties, disruption or limitation in our ability to do business with the U.S. federal government could have a material adverse effect on our business, operating results and financial condition.
     Our government contracts may limit our ability to move development activities overseas, which may impair our ability to optimize our software development costs and compete for non-government contracts.
     Increasingly, software development is being shifted to lower-cost countries, such as India. However, some contracts with U.S. government agencies require that at least 50% of the components of each of our products be of U.S. origin. Consequently, our ability to optimize our software development by conducting it overseas may be hampered. Some of our competitors do not rely on contracts with the U.S. government to the same degree as we do and may develop software off-shore. If we are unable to develop software as cost-effectively as our competitors, our ability to compete for our non-government customers may be reduced and our customer sales may decline, resulting in decreased revenues.
     Real or perceived errors, failures or bugs in our products could adversely affect our operating results and growth prospects.
     Because we offer very complex products, undetected errors, failures or bugs may occur, especially when products are first introduced or when new versions are released. Our products are often installed and used in large-scale computing environments with different operating systems, system management software and equipment and networking configurations, which may cause errors or failures in our products or may expose undetected errors, failures or bugs in our products. Despite testing by us, errors, failures or bugs may not be found in new products or releases until after commencement of commercial shipments. In the past, we have discovered software errors, failures, and bugs in some of our product offerings after their introduction.
     In addition, our products could be perceived to be ineffective for a variety of reasons outside of our control. Hackers could circumvent our customers’ security measures, and customers may misuse our products resulting in a security breach or perceived product failure. We provide a top-level enterprise security and compliance management solution that integrates a wide variety of other elements in a customer’s IT and security infrastructure, and we may receive blame for a security breach that was the result of the failure of one of the other elements.
     Real or perceived errors, failures or bugs in our products could result in negative publicity, loss of or delay in market acceptance of our products, loss of competitive position, or claims by customers for losses sustained by them. In such an event, we may be required, or may choose, for customer relations or other reasons, to expend additional resources in order to help correct the problem. Our product liability insurance may not be adequate. Further, provisions in our license agreements with end users that limit our exposure to liabilities arising from such claims may not be enforceable in some circumstances or may not fully protect us against such claims and related liabilities and costs. Defending a lawsuit, regardless of its merit, could be costly and could limit the amount of time that management has available for day-to-day execution and strategic planning or other matters.
     Many of our end-user customers use our products in applications that are critical to their businesses and may have a greater sensitivity to defects in our products than to defects in other, less critical, software products. In addition, if an actual or perceived breach of information integrity or availability occurs in one of our end-user customer’s systems, regardless of whether the breach is attributable to our products, the market perception of the effectiveness of our products could be harmed. Alleviating any of these problems could require significant expenditures of our capital and other resources and could cause interruptions, delays or cessation of our product licensing, which could cause us to lose existing or potential customers and could adversely affect our operating results and growth prospects.
     In addition, because we are a leading provider of enterprise security products and services, “hackers” and others may try to access our data or compromise our systems. If we are the subject of a successful attack, then our reputation in the industry and with current and potential customers may be compromised and our sales and operating results could be adversely affected.
     Incorrect or improper use of our complex products, our failure to properly train customers on how to utilize our products or our failure to properly provide consulting and implementation services could result in customer dissatisfaction and negatively affect our results of operations and growth prospects.
     Our ESM, TRM and NCM products are complex and are deployed in a wide variety of network environments. The proper use of our products, particularly our ESM platform, requires training of the end user. If our software products are not used correctly or as intended, inadequate performance may result. For example, among other things, deployment of our ESM platform requires categorization of IT assets and assignment of business or criticality values for each, selection or configuration of one of our pre-packaged rule sets, user interfaces and network utilization parameters, and deployment of connectors for the various devices and applications from which event data are to be collected. Our customers or our professional services personnel may incorrectly implement or use our products. Our products may also be intentionally misused or abused by customers or their employees or third parties who obtain access and use of our products. For example, a person obtaining inappropriate access to our TRM product could use it to shut down network resources or open breaches in network security. Because our customers rely on our product, services and maintenance offerings to manage a wide range of sensitive security, network and compliance functions, the incorrect or improper use of our products, our failure to properly train customers on how to efficiently and effectively use our products or our failure to properly provide consulting and implementation services and maintenance to our customers may result in negative publicity or legal claims against us.
     In addition, if customer personnel are not well trained in the use of our products, customers may defer the deployment of our products or may not deploy them at all. If there is substantial turnover of the customer personnel responsible for implementation and use of our ESM products, our product may go unused and our ability to make additional sales may be substantially limited.
     If we are unable to maintain effective relationships with our technology partners, we may not be able to support the interoperability of our software with a wide variety of security and other products and our business may be harmed.
     A key feature of ArcSight ESM is that it provides out-of-the-box support for many third-party devices and applications that the customer may use in its business and technology infrastructure. To provide effective interoperability, we work with individual product vendors to develop our SmartConnectors, which allow our ESM platform to interface with these products. In addition, we are promoting the adoption of our Common Event Format as a standard way to format system log events. Some of these technology partners are current or potential competitors of ours. If we are unable to develop and maintain effective relationships with a wide variety of technology partners, if companies adopt more restrictive policies with respect to, or impose unfavorable terms and conditions on, access to their products, or if our Common Event Format is not widely adopted, we may not be able to continue to provide our customers with a high degree of interoperability with their existing IT and business infrastructure, which could reduce our sales and adversely affect our business, operating results and financial condition.
     Our international sales and operations subject us to additional risks that can adversely affect our operating results.
     In fiscal 2006 and 2007, we derived 21% and 23% of our revenues, respectively, from customers outside the United States, and we are continuing to expand our international operations as part of our growth strategy. We currently have sales personnel and sales and support operations in Canada, China, Germany, Hong Kong, Japan, Singapore, South Korea and the United Kingdom. Our international operations subject us to a variety of risks, including:
•	increased management, travel, infrastructure and legal compliance costs associated with having multiple international operations;

•	longer payment cycles and difficulties in collecting accounts receivable, especially in emerging markets, and the likelihood that revenues from international resellers and customers may need to be recognized when cash is received, at least until satisfactory payment history has been established;

•	the need to localize our products and licensing programs for international customers;

•	differing regulatory and legal requirements and possible enactment of additional regulations or restrictions on the use, import or export of encryption technologies and our appliance-based products, which could delay or prevent the sale or use of our products in some jurisdictions;

•	reduced protection for intellectual property rights in some countries; and

•	overlapping of different tax regimes.
     Any of these risks could harm our international operations and reduce our international sales, adversely affecting our business, operating results and financial condition and growth prospects.

     Our business in countries with a history of corruption and transactions with foreign governments increase the risks associated with our international activities.
     As we operate and sell internationally, we are subject to the U.S. Foreign Corrupt Practices Act, or the FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. and other business entities for the purpose of obtaining or retaining business. We have operations, deal with and make sales to governmental customers in countries known to experience corruption, particularly certain emerging countries in East Asia, Eastern Europe and the Middle East, and further expansion of our international selling efforts may involve additional regions, including Africa and South America. Our activities in these countries create the risk of unauthorized payments or offers of payments by one of our employees, consultants, sales agents or channel partners that could be in violation of various laws including the FCPA, even though these parties are not always subject to our control. We have implemented safeguards to discourage these practices by our employees, consultants, sales agents and channel partners. However, our existing safeguards and any future improvements may prove to be less than effective, and our employees, consultants, sales agents or channel partners may engage in conduct for which we might be held responsible. Violations of the FCPA may result in severe criminal or civil sanctions, including suspension or debarment from U.S. government contracting, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition.
     Failure to protect our intellectual property rights could adversely affect our business.
     Our success depends, in part, on our ability to protect proprietary methods and technologies that we develop under patent and other intellectual property laws of the United States, so that we can prevent others from using our inventions and propriety information. If we fail to protect our intellectual property rights adequately, our competitors might gain access to our technology, and our business might be harmed. In addition, defending our intellectual property rights might entail significant expenses. Any of our patents, copyrights, trademarks or other intellectual property rights may be challenged by others or invalidated through administrative process or litigation. We have two issued patents and 29 patent applications pending in the United States, and have four international patent applications and 13 patent applications in foreign countries pending, based on five U.S. patent applications. Our issued patents may not provide us with any competitive advantages or may be challenged by third parties, and our patent applications may never issue at all. Additionally, the process of obtaining patent protection is expensive and time-consuming, and we may not be able to prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. Even if issued, there can be no assurance that these patents will adequately protect our intellectual property, as the legal standards relating to the validity, enforceability and scope of protection of patent and other intellectual property rights are uncertain.
     Any patents that are issued may subsequently be invalidated or otherwise limited, enabling other companies to better develop products that compete with ours, which could adversely affect our competitive business position, business prospects and financial condition. In addition, issuance of a patent does not guarantee that we have a right to practice the patented invention. Patent applications in the U.S. are typically not published until 18 months after filing, or in some cases not at all, and publications of discoveries in industry-related literature lag behind actual discoveries. We cannot be certain that we were the first to make the inventions claimed in our issued patents or pending patent applications or otherwise used in our products, that we were the first to file for protection in our patent applications, or that third parties do not have blocking patents that could be used to prevent us from marketing or practicing our patented products or technology. Effective patent, trademark, copyright and trade secret protection may not be available to us in every country in which our products and services are available. The laws of some foreign countries may not be as protective of intellectual property rights as those in the United States, and mechanisms for enforcement of intellectual property rights may be inadequate. Accordingly, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property.
     We might be required to spend significant resources to monitor and protect our intellectual property rights. We may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Any litigation, whether or not it is resolved in our favor, could result in significant expense to us and divert the efforts of our technical and management personnel, which may adversely affect our business, operating results and financial condition.

     Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.
     In order to protect our proprietary technology, processes and methods, we rely in part on confidentiality agreements with our corporate partners, employees, consultants, advisors and others. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover trade secrets and proprietary information, and in these cases we would not be able to assert any trade secret rights against those parties. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.
     We may in the future be subject to intellectual property rights claims, which are extremely costly to defend, could require us to pay significant damages and could limit our ability to use certain technologies.
     Companies in the software, networking and technology industries, including some of our current and potential competitors, own large numbers of patents, copyrights, trademarks and trade secrets and frequently enter into litigation based on allegations of infringement or other violations of intellectual property rights. In addition, many of these companies have the capability to dedicate substantially greater resources to enforce their intellectual property rights and to defend claims that may be brought against them. The litigation may involve patent holding companies or other adverse patent owners who have no relevant product revenues and against whom our potential patents may provide little or no deterrence. We have received, and may in the future receive, notices that claim we have misappropriated or misused other parties’ intellectual property rights, and, to the extent we gain greater visibility, we face a higher risk of being the subject of intellectual property infringement claims, which is not uncommon with respect to software technologies in general and network security technology in particular. There may be third-party intellectual property rights, including issued or pending patents, that cover significant aspects of our technologies or business methods. Any intellectual property claims, with or without merit, could be very time-consuming, could be expensive to settle or litigate and could divert our management’s attention and other resources. These claims could also subject us to significant liability for damages, potentially including treble damages if we are found to have willfully infringed patents or copyrights. These claims could also result in our having to stop using technology found to be in violation of a third party’s rights. We might be required to seek a license for the intellectual property, which may not be available on reasonable terms or at all. Even if a license were available, we could be required to pay significant royalties, which would increase our operating expenses. As a result, we may be required to develop alternative non-infringing technology, which could require significant effort and expense. If we cannot license or develop technology for any infringing aspect of our business, we would be forced to limit or stop sales of one or more of our products or product features and may be unable to compete effectively. Any of these results would harm our business, operating results and financial condition.
     We rely on software licensed from other parties, the loss of which could increase our costs and delay software shipments.
     We utilize various types of software licensed from unaffiliated third parties in order to provide certain elements of our product offering. For example, we license database software from Oracle that we integrate with our ESM product. Our agreement with Oracle permits us to distribute Oracle software in our products to our customers and partners worldwide through May 2009. See “Business—Intellectual Property—Oracle License Agreement” in the Prospectus. Any errors or defects in this third-party software could result in errors that could harm our business. In addition, licensed software may not continue to be available on commercially reasonable terms, or at all. While we believe that there are currently adequate replacements for third-party software, any loss of the right to use any of this software could result in delays in producing or delivering our software until equivalent technology is identified and integrated, which could harm our business. Our business would be disrupted if any of the software we license from others or functional equivalents of this software were either no longer available to us or no longer offered to us on commercially reasonable terms. In either case, we would be required to either redesign our products to function with software available from other parties or to develop these components ourselves, which would result in increased costs and could result in delays in our product shipments and the release of new product offerings. Furthermore, we might be forced to limit the features available in our current or future products. If we fail to maintain or renegotiate any of these software licenses, we could face significant delays and diversion of resources in attempting to license and integrate a functional equivalent of the software.
     Some of our products contain “open source” software, and any failure to comply with the terms of one or more of these open source licenses could negatively affect our business.
     Certain of our products are distributed with software licensed by its authors or other third parties under “open source” licenses. Some of these licenses contain requirements that we make available source code for modifications or derivative works we create based upon the open source software, and that we license these modifications or derivative works under the terms of a particular open source license or other license granting third parties certain rights of further use. If we combine our proprietary software with open source software in a certain manner, we could, under certain of the open source licenses, be required to release the source code of our proprietary software. In addition to risks related to license requirements, usage of open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or controls on origin of the software. We have established processes to help alleviate these risks, including a review process for screening requests from our development organization for the use of open source, and we plan to implement the use of software tools to review our source code for potential inclusion of open source, but we cannot be sure that all open source is submitted for approval prior to use in our products or that such software tools will be effective. In addition, open source license terms may be ambiguous and many of the risks associated with usage of open source cannot be eliminated, and could, if not properly addressed, negatively affect our business. If we were found to have inappropriately used open source software, we may be required to re-engineer our products, to release proprietary source code, to discontinue the sale of our products in the event re-engineering could not be accomplished on a timely basis or to take other remedial action that may divert resources away from our development efforts, any of which could adversely affect our business, operating results and financial condition.
     Indemnity provisions in various agreements potentially expose us to substantial liability for intellectual property infringement and other losses.
     Our agreements with customers and channel partners include indemnification provisions, under which we agree to indemnify them for losses suffered or incurred as a result of claims of intellectual property infringement and, in some cases, for damages caused by us to property or persons. The term of these indemnity provisions is generally perpetual after execution of the corresponding product sale agreement. Large indemnity payments could harm our business, operating results and financial condition.
     Changes or reforms in the law or regulatory landscape could diminish the demand for our solutions, and could have a negative impact on our business.
     One factor that drives demand for our products and services is the legal and regulatory framework in which our customers operate. Laws and regulations are subject to drastic changes, and these could either help or hurt the demand for our products. Thus, some changes in the law and regulatory landscape, such as legislative reforms that limit corporate compliance obligations, could significantly harm our business.
     If we are unable to attract and retain personnel, our business would be harmed.
     We depend on the continued contributions of our senior management and other key personnel, in particular Robert Shaw and Hugh Njemanze, the loss of whom could harm our business. All of our executive officers and key employees are at-will employees, which means they may terminate their employment relationship with us at any time. We do not maintain a key-person life insurance policy on any of our officers or other employees.
     Our future success also depends on our ability to identify, attract and retain highly skilled technical, managerial, finance and other personnel, particularly in our sales and marketing, research and development and professional service departments. We face intense competition for qualified individuals from numerous security, software and other technology companies. In addition, competition for qualified personnel is particularly intense in the San Francisco Bay Area, where our headquarters are located. Often, significant amounts of time and resources are required to train technical, sales and other personnel. Qualified individuals are in high demand. We may incur significant costs to attract and retain them, and we may lose new employees to our competitors or other technology companies before we realize the benefit of our investment in recruiting and training them. We may be unable to attract and retain suitably qualified individuals who are capable of meeting our growing technical, operational and managerial requirements, on a timely basis or at all, and we may be required to pay increased compensation in order to do so. If we are unable to attract and retain the qualified personnel we need to succeed, our business would suffer.
     Volatility or lack of performance in our stock price may also affect our ability to attract and retain our key employees. Many of our senior management personnel and other key employees have become, or will soon become, vested in a substantial amount of stock or stock options. Employees may be more likely to leave us if the shares they own or the shares underlying their vested options have significantly appreciated in value relative to the original purchase prices of the shares or the exercise prices of the options, or if the exercise prices of the options that they hold are significantly above the market price of our common stock. If we are unable to retain our employees, our business, operating results and financial condition would be harmed.
     If we fail to manage future growth effectively, our business would be harmed.
     We operate in an emerging market and have experienced, and may continue to experience, significant expansion of our operations. In particular, we grew from 204 employees as of April 30, 2006 to 308 employees as of October 31, 2007. This growth has placed, and will continue to place, a strain on our employees, management systems and other resources. Managing our growth will require significant expenditures and allocation of valuable management resources. If we fail to achieve the necessary level of efficiency in our organization as it grows, our business, operating results and financial condition would be harmed.
     Future acquisitions could disrupt our business and harm our financial condition and results of operations.
     We completed the acquisition of substantially all of the assets of Enira Technologies, LLC in June 2006, and may pursue additional acquisitions in the future, any of which could be material to our business, operating results and financial condition. Our ability as an organization to successfully acquire and integrate technologies or businesses on a larger scale is unproven. Acquisitions involve many risks, including the following:
•	an acquisition may negatively impact our results of operations because it may require us to incur charges and substantial debt or liabilities, may cause adverse tax consequences, substantial depreciation or deferred compensation charges, may result in acquired in-process research and development expenses or in the future may require the amortization, write-down or impairment of amounts related to deferred compensation, goodwill and other intangible assets, or may not generate sufficient financial return to offset acquisition costs;

•	we may encounter difficulties or unforeseen expenditures in integrating the business, technologies, products, personnel or operations of any company that we acquire, particularly if key personnel of the acquired company decide not to work for us;

•	an acquisition may disrupt our ongoing business, divert resources, increase our expenses and distract our management;

•	an acquisition may result in a delay or reduction of customer purchases for both us and the company acquired due to customer uncertainty about continuity and effectiveness of service from either company; and

•	an acquisition may involve the entry into geographic or business markets in which we have little or no prior experience.
     Establishing, maintaining and improving our financial controls and the requirements of being a public company may strain our resources and divert management’s attention, and if we fail to establish and maintain proper internal controls, our ability to produce accurate financial statements or comply with applicable regulations could be impaired.
     As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and the rules and regulations of The NASDAQ Stock Market. The requirements of these rules and regulations will increase our legal, accounting and financial compliance costs, will make some activities more difficult, time-consuming and costly and may also place undue strain on our personnel, systems and resources.
     The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. Given our history of material weaknesses, achieving and maintaining effective controls may be particularly challenging for us. See “—A material weakness in our internal control over financial reporting was identified during the audit of our most recent annual financial statements that, if not remediated, could affect our ability to prepare timely and accurate financial reports, which could cause investors to lose confidence in our reported financial information and have a negative effect on the trading price of our stock.”
     While we are in the process of remediating the material weakness identified during the audit of our fiscal 2007 financial statements, we cannot estimate how long it will take to reach a determination that our internal control over financial reporting is effective. Further, we are in the early stages of developing our disclosure controls and procedures — the controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we file with the Securities and Exchange Commission, or SEC, is recorded, processed, summarized and reported within the time periods specified in SEC’s rules and forms. Even if we develop effective controls, these new controls and our currently effective controls may become inadequate because of changes in conditions, and the degree of compliance with the policies or procedures may deteriorate. Further, additional weaknesses in our internal controls may be discovered in the future. Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could harm our operating results or cause us to fail to meet our reporting obligations and may result in a restatement of our prior period financial statements. Any failure to implement and maintain effective internal controls also could adversely affect the results of periodic management evaluations and annual auditor attestation reports regarding the effectiveness of our internal control over financial reporting that we will be required to include in our periodic reports filed with the SEC beginning for our fiscal year ending April 30, 2009 under Section 404 of the Sarbanes-Oxley Act. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our common stock.
     In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we will need to expend significant resources and provide significant management oversight. We have a substantial effort ahead of us to implement appropriate processes, document our system of internal control over relevant processes, assess their design, remediate any deficiencies identified and test their operation. As a result, management’s attention may be diverted from other business concerns, which could harm our business, operating results and financial condition. These efforts will also involve substantial accounting-related costs. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on The NASDAQ Global Market.
     Implementing any appropriate changes to our internal controls may require specific compliance training of our directors, officers and employees, entail substantial costs in order to modify our existing accounting systems, and take a significant period of time to complete. These changes may not, however, be effective in maintaining the adequacy of our internal controls, and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and could materially impair our ability to operate our business. In the event that we are not able to demonstrate compliance with Section 404 of the Sarbanes-Oxley Act in a timely manner, that our internal controls are perceived as inadequate or that we are unable to produce timely or accurate financial statements, investors may lose confidence in our operating results and our stock price could decline.
     We also have not yet implemented a complete disaster recovery plan or business continuity plan for our accounting and related information technology systems. Any disaster could therefore materially impair our ability to maintain timely accounting and reporting.
     The Sarbanes-Oxley Act and the rules and regulations of The NASDAQ Stock Market will make it more difficult and more expensive for us to maintain directors’ and officers’ liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to maintain or increase coverage. If we are unable to maintain adequate directors’ and officers’ insurance, our ability to recruit and retain qualified directors, especially those directors who may be considered independent for purposes of The NASDAQ Stock Market rules, and officers may be curtailed.
     A material weakness in our internal control over financial reporting was identified during the audit of our most recent annual financial statements that, if not remediated, could affect our ability to prepare timely and accurate financial reports, which could cause investors to lose confidence in our reported financial information and have a negative effect on the trading price of our stock.
     Effective internal control over financial reporting is necessary for us to provide reliable financial reports, to prevent fraud and to operate successfully as a public company. If we cannot provide reliable financial reports or prevent fraud, our operating results may be misstated and our reputation may be harmed.
     During the audit of our financial statements for fiscal 2004, 2005, 2006 and 2007, “material weaknesses” in our internal control over financial reporting were identified, and, in the future, we may identify additional material weaknesses or other areas of our internal control over financial reporting that need improvement. The material weakness identified in connection with the preparation of our financial statements for fiscal 2007 relates to internal review, primarily due to failure of the review process of accounting computations and reconciliations prepared by third parties as part of the preparation of our fiscal 2007 financial statements. This weakness led to four adjustments to our financial statements. The largest such adjustment resulted from a failure to detect an overstatement of stock-based compensation expense of $0.3 million under Statement of Financial Accounting Standards No. 123(R), Share Based Payment, in calculations prepared by a third-party service provider.
     We are in the process of remediating the material weakness identified during the audit of our fiscal 2007 financial statements, but have not yet been able to complete our remediation efforts. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Internal Control Over Financial Reporting” in the Prospectus. It will take additional time to design, implement and test the controls and procedures required to enable our management to conclude that our disclosure controls and our internal control over financial reporting are effective. We cannot at this time estimate how long it will take to complete our remediation efforts. In addition, we cannot assure you that additional material weaknesses in our internal control over financial reporting will not be identified in the future. Any failure to remediate the material weakness that has been identified or to implement and maintain effective disclosure controls and internal control over financial reporting could cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements.
     We may not be able to utilize a significant portion of our net operating loss carry-forwards, which could adversely affect our operating results.
     Due to prior period losses, we have generated significant federal and state net operating loss carry-forwards, which expire beginning in fiscal 2021 and fiscal 2013, respectively. U.S. federal and state income tax laws limit the amount of these carry-forwards we can utilize upon a greater than 50% cumulative shift of stock ownership over a three-year period, including shifts due to the issuance of additional shares of our common stock, or securities convertible into our common stock. We have previously experienced a greater than 50% shift in our stock ownership, which has limited our ability to use a portion of our net operating loss carry-forwards, and we may experience subsequent shifts in our stock ownership. Accordingly, there is a risk that our ability to use our existing carry-forwards in the future could be further limited and that existing carry-forwards would be unavailable to offset future income tax liabilities, which would adversely affect our operating results.
     Governmental export or import controls could subject us to liability or limit our ability to compete in foreign markets.
     Our products incorporate encryption technology and may be exported outside the U.S. only if we obtain an export license or qualify for an export license exception. Compliance with applicable regulatory requirements regarding the export of our products, including with respect to new releases of our products, may create delays in the introduction of our products in international markets, prevent our customers with international operations from deploying our products throughout their global systems or, in some cases, prevent the export of our products to some countries altogether. In addition, various countries regulate the import of our appliance-based products and have enacted laws that could limit our ability to distribute products or could limit our customers’ ability to implement our products in those countries. Any new export or import restrictions, new legislation or shifting approaches in the enforcement or scope of existing regulations, or in the countries, persons or technologies targeted by such regulations, could result in decreased use of our products by existing customers with international operations, declining adoption of our products by new customers with international operations and decreased revenues. If we fail to comply with export and import regulations, we may be denied export privileges, be subjected to fines or other penalties and our products may be denied entry into other countries.

USE OF PROCEEDS
     If shares are resold by the Stockholders, ArcSight will receive no proceeds from such sale. The shares will be offered for the respective accounts of the Stockholders.
DILUTION
     If you invest in our common stock, your interest will be diluted to the extent of the difference between the price that you pay for our common stock and the pro forma net tangible book value of our common stock after our underwritten public offering. As of October 31, 2007 and after giving effect to the sale by us of the 6,000,000 shares of common stock offered by us in our initial public offering at an initial public offering price of $9.00 per share and after deducting the underwriting discounts and commissions and the estimated offering expenses, our pro forma as adjusted net tangible book value was approximately $44.5 million, or $1.44 per share.

SELLING STOCKHOLDERS
     The shares that may be offered from time to time by the Stockholders named below pursuant to this prospectus have been acquired by the Stockholders upon exercise of options granted under the Plans.
     The following table sets forth the name of each Stockholder, the amount of common stock beneficially owned by him or her as of December 31, 2007, the amount of common stock that he or she may offer and the amount of common stock to be beneficially owned by him or her subsequent to this offering. Since each Stockholder may sell all or some portion of the shares of common stock beneficially owned, only an estimate (assuming that he or she sells all of the shares offered hereby) can be given as to the number of shares of common stock that will be beneficially owned by him or her after this offering. To our knowledge, none of the Stockholders is a broker-dealer or an affiliate of a broker-dealer.
     Beneficial ownership is determined in accordance with the rules of the SEC and thus represents voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of December 31, 2007 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
     Percentage ownership of our common stock before this offering is based on 24,980,715 shares of our common stock outstanding as of December 31, 2007, which includes 13,996,097 shares of common stock resulting from the automatic conversion of all outstanding shares of our preferred stock upon the completion of our initial public offering, as if this conversion had occurred as of December 31, 2007, and assumes our sale of 6,000,000 shares in our initial public offering and no exercise of the underwriters’ option to purchase additional shares of our common stock in our initial public offering.

			Number of
	Shares Beneficially		Shares	Shares Beneficially
	Owned Before Offering		Registered	Owned After Offering
Name of Beneficial Owners	Number	Percentage	Number	Number	Percentage
Hugh S. Njemanze(1)	1,135,391	3.6	725,000	410,391	1.3
Kevin P. Mosher(2)	472,891	1.5	375,000	52,891	*
Stewart Grierson(3)	347,891	1.1	50,000	297,891	*
Lawrence F. Lunetta(4)	176,406	*	118,750	60,656	*

*	Less than 1%.
(1)	Represents 412,500 shares held by Mr. Njemanze and 562,500 shares held by Mr. Njemanze and Cherl M. Njemanze, his wife, together, and includes options exercisable for 160,391 shares of common stock within 60 days of December 31, 2007 that are held by Mr. Njemanze, of which 39,063 shares would be subject to a right of repurchase in our favor upon exercise and Mr. Njemanze’s cessation of service prior to vesting.
(2)	Represents 375,000 shares held by Mr. Mosher, of which 7,813 shares are subject to a right of repurchase in our favor upon Mr. Mosher’s cessation of service prior to vesting, and includes options exercisable for 97,981 shares of common stock within 60 days of December 31, 2007, of which 27,345 shares would be subject to a right of repurchase in our favor upon exercise and Mr. Mosher’s cessation of service prior to vesting.
(3)	Represents 50,000 shares held by Mr. Grierson and Jennifer Murray, his wife, together, and includes options exercisable for 297,891 shares of common stock within 60 days of December 31, 2007 that are held by Mr. Grierson, of which 49,220 shares would be subject to a right of repurchase in our favor upon exercise and Mr. Grierson’s cessation of service prior to vesting.
(4)	Represents 118,750 shares held by Mr. Lunetta and Nancy Lunetta, his wife, together, and includes options exercisable for 57,656 shares of common stock within 60 days of December 31, 2007 that are held by Mr. Lunetta of which 15,626 shares would be subject to a right of repurchase in our favor upon exercise and Mr. Lunetta’s cessation of service prior to vesting.

PLAN OF DISTRIBUTION
     The Stockholders and their successors, including their transferees, pledgees or donees or their successors, may sell the common stock offered under this prospectus directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved. Neither ArcSight nor the Stockholders can presently estimate the amount of this compensation.
     The common stock offered under this prospectus may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:
•	on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market; or

•	through the writing of options, whether the options are listed on an options exchange or otherwise.
     The aggregate proceeds to the Stockholder from the sale of the common stock offered by them will be the purchase price of the common stock less discounts and commissions, if any. Each of the Stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. ArcSight will not receive any of the proceeds from this offering.
     ArcSight’s common stock is listed for trading on The NASDAQ Global Market under the symbol “ARST.”
     The Stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. If the Stockholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, the Stockholder will be subject to the prospectus delivery requirements of the Securities Act.
     In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. A Selling Stockholder may not sell any common stock described in this prospectus and may not transfer, devise or gift these securities by other means not described in this prospectus.
     To the extent required, the specific common stock to be sold, the names of the Stockholder, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part. This prospectus also may be used, with ArcSight’s consent, by donees or pledgees of the Stockholder, or by other persons acquiring shares and who wish to offer and sell shares under circumstances requiring or making desirable its use.
     In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

EXPERTS
     Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements at April 30, 2007 and 2006, and for each of the three fiscal years in the period ended April 30, 2007, including in our Registration Statement on Form S-1, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
     We have filed with the SEC a registration statement on Form S-8 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information about us and the common stock offered hereby, reference is made to the registration statement and the exhibits filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. We currently do not file periodic reports with the SEC. Upon completion of this offering, we will be required to file periodic reports, proxy statements and other information with the SEC pursuant to the Exchange Act. A copy of the registration statement and the exhibits filed therewith may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from that office. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.
     We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above.
INCORPORATION OF DOCUMENTS BY REFERENCE
     The following documents filed by us with the Commission pursuant to the Securities Act and the Exchange Act, are incorporated herein by reference into this prospectus:
(a)	The Registrant’s prospectus filed on February 14, 2008 pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-1 (File No. 333-145974); and
(b)	The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-33923) filed on January 18, 2008 under Section 12(b) of the Exchange Act which incorporates by reference the “Description of Capital Stock” as set forth in Registrant’s Registration Statement on Form S-1 (File No. 333-145974) as originally filed with the SEC on September 11, 2007, and as subsequently amended, and in the prospectus filed by the Registrant pursuant to Rule 424(b) under the Securities Act, including any amendment or report filed for the purpose of updating such description.
     In addition, all documents which we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering, shall be deemed to be incorporated by reference herein and to be a part of this prospectus from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

1,268,750 SHARES
COMMON STOCK, PAR VALUE $0.00001
ArcSight, Inc.

Prospectus

February 14, 2008

PART II
Information Required in the Registration Statement
Item 3. Incorporation of Documents by Reference.
          ArcSight, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:
(a)	The Registrant’s prospectus filed on February 14, 2008 pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-1 (File No. 333-145974) (the “Form S-1”); and

(b)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-33923) filed with the Commission on January 22, 2008 under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.
          All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered by this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of the filing of such documents.
Item 4. Description of Securities.
          Not applicable.
Item 5. Interests of Named Experts and Counsel.
          Not applicable.
Item 6. Indemnification of Directors and Officers.
          Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.
          As permitted by the Delaware General Corporation Law, the Registrant’s restated certificate of incorporation contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:
•	any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases); or

•	any transaction from which the director derived an improper personal benefit.
     As permitted by the Delaware General Corporation Law, the Registrant’s restated bylaws, to be effective upon the completion of this offering, provide that:

•	the Registrant is required to indemnify its directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

•	the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law;

•	the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions; and

•	the rights conferred in the bylaws are not exclusive.
          The Registrant has entered into or will enter into indemnity agreements with its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s restated certificate of incorporation and restated bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director or executive officer of the Registrant regarding which indemnification is sought. The indemnification provisions in the Registrant’s restated certificate of incorporation, restated bylaws and the indemnification agreements entered into or to be entered into between the Registrant and its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.
          The Registrant currently carries liability insurance for its directors and executive officers.
          One of Registrant’s directors (Ted Schlein) is also indemnified by his employer with regard to his service on the Registrant’s board of directors.
          See also the undertakings set out in response to Item 9 hereof.
     Item 7. Exemption from Registration Claimed.
          The shares being reoffered and resold pursuant to the prospectus included herein were issued pursuant to the Plans registered hereby and were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act or Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering. Each of the Stockholders in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationship with the Registrant, to information about the Registrant.
     Item 8. Exhibits.

Exhibit
Number	Exhibit Title

4.1	Form of Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.2 of the Form S-1).

4.2	Form Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.4 of the Form S-1).

4.3	Form of Registrant’s common stock certificate (incorporated herein by reference to Exhibit 4.1 of the Form S-1).

4.4	Amended and Restated Investors’ Rights Agreement, dated as of October 24, 2002, between the Registrant and certain security holders of the Registrant (incorporated herein by reference to Exhibit 4.2 of the Form S-1).

Exhibit
Number	Exhibit Title

4.5	2000 Stock Incentive Plan, as amended (incorporated herein by reference to Exhibit 10.2 of the Form S-1).

4.6	2002 Stock Plan, as amended (incorporated herein by reference to Exhibit 10.4 of the Form S-1).

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (see page II-4 of this Registration Statement).
Item 9. Undertakings.
          (a) The undersigned Registrant hereby undertakes:
               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
               (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.
          (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cupertino, State of California, on February 14, 2008.

ARCSIGHT, INC.
By:	/s/ Robert W. Shaw
Robert W. Shaw
Chief Executive Officer and Chairman of the Board of Directors

POWER OF ATTORNEY
          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert W. Shaw and Stewart Grierson, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or any substitute, may do or cause to be done by virtue hereof. This Power of Attorney may be signed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts shall together constitute one and the same instrument.
          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert W. Shaw Robert W. Shaw	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	February 14, 2008

/s/ Stewart Grierson Stewart Grierson	Chief Financial Officer (Principal Accounting and Financial Officer)	February 14, 2008

/s/ Sandra Bergeron Sandra Bergeron	Director	February 14, 2008

/s/ William P. Crowell William P. Crowell	Director	February 14, 2008

/s/ E. Stanton McKee, Jr. E. Stanton McKee, Jr.	Director	February 14, 2008

Signature	Title	Date

/s/ Craig Ramsey Craig Ramsey	Director	February 14, 2008

/s/ Scott A. Ryles Scott A. Ryles	Director	February 14, 2008

/s/ Ted Schlein Ted Schlein	Director	February 14, 2008

/s/ Ernest von Simson Ernest von Simson	Director	February 14, 2008

EXHIBIT INDEX

Exhibit
Number	Exhibit Title

4.1	Form of Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.2 of the Form S-1).

4.2	Form Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.4 of the Form S-1).

4.3	Form of Registrant’s common stock certificate (incorporated herein by reference to Exhibit 4.1 of the Form S-1).

4.4	Amended and Restated Investors’ Rights Agreement, dated as of October 24, 2002, between the Registrant and certain security holders of the Registrant (incorporated herein by reference to Exhibit 4.2 of the Form S-1).

4.5	2000 Stock Incentive Plan, as amended (incorporated herein by reference to Exhibit 10.2 of the Form S-1).

4.6	2002 Stock Plan, as amended (incorporated herein by reference to Exhibit 10.4 of the Form S-1).

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (see page II-4 of this Registration Statement).